Exhibit 8.1

August 23, 2019

Board of Directors

Wesbanco, Inc.

1 Bank Plaza

Wheeling, West Virginia 26003

Re:

Agreement and Plan of Merger dated as of July 23, 2019 (the “Merger Agreement”) by and among Wesbanco, Inc., a West Virginia corporation (“Wesbanco”), Wesbanco Bank, Inc., a West Virginia banking corporation and a wholly-owned subsidiary of Wesbanco (“Webanco Bank”), Old Line Bancshares, Inc., a Maryland corporation (“Old Line Bancshares”), and Old Line Bank, a Maryland chartered trust company exercising the powers of a commercial bank and a wholly-owned subsidiary of Old Line Bancshares (“Old Line Bank”).

Ladies and Gentlemen:

We have acted as counsel for Wesbanco in connection with the Merger Agreement pursuant to which (i) Old Line Bancshares will merge with and into Wesbanco (the “Merger”) with Wesbanco being the surviving corporation and (ii) Old Line Bank will merge with and into Wesbanco Bank (the “Bank Merger” and together with the Merger, the “Mergers”), on the terms and conditions set forth therein. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement and references herein to the Merger Agreement shall include all exhibits and schedules thereto.

We have examined (i) the Merger Agreement, (ii) Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement,” which reference shall include the joint proxy statement/prospectus of Wesbanco and Old Line Bancshares included therein), and (iii) the representation letters of Wesbanco and Old Line Bancshares delivered to us for purposes of this opinion (the “Representation Letters”). In addition, we have examined and relied as to matters of fact upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed that (i) each of the Mergers will be effected in accordance with the Merger Agreement and as described in the Registration Statement, (ii) the relevant statements concerning the Mergers set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct

Board of Directors

Wesbanco, Inc.

August 23, 2019

at all times up to and including the Effective Time, (iii) the representations made by Wesbanco and Old Line Bancshares in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) representations made in the Merger Agreement, if relevant, or the Representation Letters “to the best knowledge of,” or based on the belief of Wesbanco or Old Line Bancshares or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with, and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.

Based on the foregoing, it is our opinion that for U.S. federal income tax purposes:

(i)	Each of the Mergers will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

(ii)

Each of Wesbanco and Old Line Bancshares, with respect to the Merger, and Wesbanco Bank and Old Line Bank, with respect to the Bank Merger, will be a party to the reorganization within the meaning of Section 368(b) of the Code; and

(iii)

The legal conclusions contained under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement as they relate to the U.S. federal income tax matters constitute and specifically represent our opinion regarding all of the material U.S. federal income tax consequences of the Merger to Wesbanco, Old Line Bancshares, and the shareholders of Old Line Bancshares as of the date hereof, subject to the assumptions, exceptions, limitations, and conditions set forth therein and herein.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign laws, or with respect to other areas of U.S. federal taxation, and we do not express any opinion herein concerning any law other than the federal law of the United States.

Our opinion is based on current statutory, regulatory and judicial authority, any of which might be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

Board of Directors

Wesbanco, Inc.

August 23, 2019

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP